Exhibit J

December 22, 2009

Hoku Scientific, Inc.
1288 Ala Moana Blvd., Suite 220
Honolulu, Hawaii 96814
Attention: Chief Executive Officer

Re:           Financing Backstop

Ladies and Gentlemen:

Reference is made to the letter agreement (the “Loan Implementation Agreement”) dated as of the date hereof among Tianwei New Energy Holdings Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“Tianwei”), Hoku Scientific, Inc., a Delaware corporation (the “Company”) and Hoku Materials, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Implementation Agreement.

Tianwei hereby agrees that, in the event all or any portion of the Tranche 1 Loan or the Tranche 2 Loan shall not have been advanced to the Company within 60 days after the Closing Date (any such amount not so advanced, the “Unfunded Amount”), as promptly as practicable, but no later than five Business Days, after such date, Tianwei shall pay or cause to be paid the Unfunded Amount to the Company.

The Company hereby agrees that the letter agreement dated as of September 28, 2009 (the “Parent Guarantee”) between Baoding Tianwei Group Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“Parent”) and the Company is terminated and has no further legal effect.  For purposes of this paragraph, Parent shall be an express third party beneficiary of this letter agreement and Parent shall be entitled to raise this letter agreement as a complete bar to any claim, demand or proceeding of any kind against Parent based upon the Parent Guarantee.

This letter agreement will become effective upon the execution and delivery hereof.  This letter agreement constitutes the entire agreement between the parties with respect to the subject matter of hereof.

This letter agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

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Very truly yours,

TIANWEI NEW ENERGY HOLDINGS CO., LTD.

By:	/s/ Qiang Ding
	Title:	Legal Representative

Agreed and accepted:

HOKU SCIENTIFIC, INC.

By:	/s/ Dustin M. Shindo
	Title:	President and CEO